EXHIBIT 99.1

Consent of Director Nominee

Sidus Space, Inc. is filing a Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Securities Act, in connection with the initial public offering of Class A Common Stock of Sidus Space, Inc. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a Director Nominee of Sidus Space, Inc. in the Registration Statement, as may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Jamie Adams_________________________________________

Jamie Adams